EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of June 15, 2023 (the “Effective Date”), is made and entered into by and between System1, Inc. (the “Company”) and Tridivesh (Tridi) Kidambi (“Executive”).
WHEREAS, the Company desires to continue to employ Executive and Executive desires to continue such employment with the Company, upon and subject to the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1.Term. Subject to the provisions for earlier termination hereinafter provided, Executive’s employment with the Company under this Agreement shall be for an initial term commencing on the Effective Date and ending on the third (3rd) anniversary thereof (the “Initial Term”). If not previously terminated, then upon expiration of the Initial Term, Executive’s employment with the Company under this Agreement shall automatically continue for successive one-year periods (each, a “Renewal Term”), unless either party provides written notice to the other of its election not to renew at least sixty (60) days prior to the commencement of such Renewal Term. The Initial Term and any Renewal Term(s) are referred to collectively in this Agreement as the “Term”. For the avoidance of doubt, the provisions of Sections 6 and 7 below shall survive any termination of the Term and/or this Agreement.
2.Position; Exclusivity; Principal Work Location.
(a)Position. During the Term, Executive shall serve as the Chief Financial Officer of the Company, reporting to the Chief Executive Officer (“CEO”) of the Company (currently Michael Blend), or such other senior executive of the Company as may be designated by the Company’s CEO, and shall perform such duties as are usual and customary for Executive’s position. At the Company’s request, Executive shall serve the Company and/or its subsidiaries or affiliates in such other capacities as the Company shall designate or request (without additional compensation). Executive agrees to observe and comply with the rules and policies of the Company, each as in effect from time to time.
    (b)    Exclusivity. During the Term, Executive shall devote Executive’s reasonable best efforts and full working time and attention to the business and affairs of the Company, its subsidiaries and its affiliates. During the Term, Executive shall not, without the prior written consent of the Company’s CEO, (i) serve as an employee or consultant for any other entity, (ii) serve on the board of directors or similar body of any other entity, or (iii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary benefit or advantage) that is or may be competitive with, or that might place Executive in a competing position to, that of the Company or any of its businesses, subsidiaries or affiliates. Notwithstanding the foregoing, during the Term, it shall not be a violation of this Agreement for Executive to: (A) serve on boards, committees or similar bodies of charitable or nonprofit organizations, and (B) manage Executive’s personal investments, in each case, so long as such activities do not, individually or in the aggregate, materially interfere or conflict with the performance of Executive’s duties and responsibilities under this Agreement.
(c)    Principal Work Location. During the Term, Executive shall perform the services required by this Agreement at the Company’s principal offices located in Los Angeles, California (the “Principal Work Location”), except for travel to other locations as may be necessary to fulfill Executive’s duties and responsibilities hereunder.
3.Compensation and Benefits; Expenses.
(a)Base Salary. During the Term, Executive shall receive a base salary (as may be adjusted from time to time, the “Base Salary”) of $350,000 per year (pro-rated for any partial year of

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service). The Base Salary shall be paid in regular installments in accordance with the Company’s customary payroll practices, as in effect from time to time, but no less often than monthly.
(b)Annual Bonus. For each fiscal year of the Company ending during the Term, Executive shall be eligible to earn a cash performance bonus (an “Annual Bonus”) based on the attainment of Company and/or individual performance objectives that are determined by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) in consultation with the Company’s CEO. Executive’s initial target Annual Bonus shall equal $300,000 (as may be adjusted from time to time, the “Target Bonus”). The actual amount of any Annual Bonus shall be determined by reference to the attainment of the applicable performance objectives, as determined by the Compensation Committee in consultation with the Company’s CEO. Any Annual Bonus shall be paid at such times as annual bonuses are generally paid to other similarly-situated employees of the Company generally for the fiscal year in which such Annual Bonus was earned (which is anticipated to be no later than April 15th of the fiscal year following the fiscal year to which such Annual Bonus relates), subject to and conditioned upon Executive’s continued employment through the applicable payment date, whenever occurring (except as expressly provided in Sections 5(b) or (c) below).
(c)Benefits. During the Term, Executive will be eligible to participate in the health, welfare and retirement benefit plans and programs (including any applicable medical, dental, disability, accidental death and dismemberment and life insurance plans and programs) maintained by the Company for the benefit of its similarly situated executives from time to time, subject to the terms and conditions of such plans and programs. Nothing contained in this Section 3(c) shall create or be deemed to create any obligation on the part of the Company to adopt or maintain, or restrict the Company’s ability to amend or terminate, any health, welfare, retirement or other benefit plan or program at any time.
(d)Vacation. During the Term, Executive shall be permitted to take paid time away from work for personal reasons or leisure in Executive’s good faith discretion to the extent that such time off does not materially interfere with the performance of Executive’s services to the Company, provided that Executive undertakes any applicable approval process (as applicable) with respect to such time-off in accordance with Company’s generally applicable policy. Notwithstanding anything to the contrary herein, Executive shall not accrue any paid vacation time or other paid time off during the Term.
(e)Expenses. During the Term, Executive shall be entitled to reimbursement for all reasonable and necessary business expenses properly incurred by Executive in the performance of Executive’s services hereunder in accordance with the policies, practices and procedures generally applicable to similarly situated executives of the Company, as in effect from time to time (subject to Executive’s proper substantiation of such expenses).
4.Termination of Employment.
(a)Death. Executive’s employment with the Company shall terminate automatically upon Executive’s death during the Term.
(b)Termination Due to Disability. Executive’s employment hereunder may be terminated by the Company due to Executive’s Disability (as defined below).
(c)Cause. Executive’s employment hereunder may be terminated at any time by the Company, for Cause (as defined below) or without Cause, in accordance with the terms of this Agreement.
(d)Resignation for Good Reason. Executive may voluntarily terminate Executive’s employment hereunder for Good Reason (as defined below).
(e)Without Good Reason. Executive may voluntarily terminate Executive’s employment with the Company hereunder without Good Reason by delivery of a written notice of resignation to the Company setting forth the date of resignation and giving at least thirty (30) days’ advance notice of such resignation. Notwithstanding the foregoing, in the event that Executive terminates his employment without Good Reason, the Company may, in its sole discretion, waive all or any portion of Executive’s resignation notice period (without payment in lieu thereof).
(f)Certain Definitions. For purposes of this Agreement:
(i)“Cause” shall mean the occurrence of one or more of the following:
(A)the commission by Executive of any act of fraud, dishonesty or embezzlement in connection with (or in furtherance of) the performance of Executive’s duties and responsibilities hereunder or otherwise involving the Company or any of its affiliates;
(B)Executive’s commission of, or plea of guilty or no contest to, a felony or other crime involving moral turpitude;
(C)Executive’s performance of acts which are or could reasonably be expected to become materially detrimental to the image, reputation, operations, finances or business of the Company or any of its affiliates or executives, including, but not limited to, Executive’s commission of unlawful harassment or discrimination;
(D)Executive’s material breach of this Agreement, the Confidentiality Agreement (as defined below) or any other written agreement between Executive and the Company or its affiliates;
(E)Executive’s material violation of any applicable Company policy, including, without limitation, policies addressing confidentiality, non-solicitation or non-competition;
(F)Executive’s willful failure to substantially perform or gross neglect of Executive’s duties (including, but not limited to, Executive’s failure to follow any lawful directive from the Company within the reasonable scope of Executive’s duties) and Executive’s failure to correct the same (if capable of correction) within ten (10) business days following Executive’s receipt of written notice thereof; or
(G)Executive’s use of alcohol or illicit drugs in a manner that has or would reasonably be expected to have a detrimental effect on Executive’s performance, Executive’s duties to the Company, or the reputation of the Company or its affiliates.
(ii)“CIC Period” shall mean the period commencing three (3) months prior to the consummation of a Change in Control (as such term is defined in the Company’s 2022 Incentive Award Plan) and ending on the twelve (12)-month anniversary of the consummation of such Change in Control.
(iii)“Disability” shall mean: (A) if the Company or any of its affiliates sponsors a long-term disability plan for its employees under which Executive participates, that Executive has become entitled to receive benefits thereunder; or (B) if neither the Company nor any of its affiliates sponsors a long-term disability plan for its employees under which Executive participates, Executive’s inability to substantially perform, with reasonable accommodation, Executive’s services hereunder for at least one hundred twenty (120) consecutive days or one hundred eighty (180) non-consecutive days during any twelve (12)-month period as a result of incapacity due to mental or physical illness.

(iv)“Good Reason” shall mean, without Executive’s prior written consent: (A) a material reduction in Executive’s Base Salary, other than a reduction that is no greater (in percentage terms) than base salary reductions imposed on substantially all of the Company’s similarly-situated executives pursuant to a directive or request of the Board, or (B) the Company relocates Executive’s principal work location to a location more than fifty (50) miles from the Principal Work Location (other than temporary work-related travel and other than a relocation that decreases Executive’s one-way commute from his principal residence); provided, however, that Executive’s termination shall not constitute a resignation for “Good Reason” unless (x) Executive first provides the Company with written notice thereof within thirty (30) days after the event alleged to constitute Good Reason, (y) to the extent correctable, the Company fails to cure the circumstance or event so identified within twenty (20) days after receipt of such notice, and (z) the effective date of Executive’s termination for Good Reason occurs no later than twenty (20) days after the expiration of the Company’s cure period.
(v)“Qualifying Termination” shall mean a termination of Executive’s employment with the Company (A) by the Company without Cause, or (B) due to Executive’s resignation for Good Reason.
5.Company and Executive Obligations upon Termination.
(a)Accrued Obligations. In the event that Executive’s employment under this Agreement terminates during the Term for any reason (the date of any such termination, the “Termination Date”), Executive will be entitled to: (i) any earned but unpaid Base Salary through the Termination Date, (ii) unreimbursed business expenses incurred prior to the Termination Date that are reimbursable in accordance with Section 3(e) above, and (iii) vested benefits (if any) due to Executive under any employee benefit plans or programs of the Company (collectively, the “Accrued Obligations”). The Accrued Obligations described in the foregoing clauses (i) and (ii) shall be paid to Executive within thirty (30) days after the Termination Date (or such earlier date as required by applicable law), and the Accrued Obligations described in the foregoing clause (iii) shall be governed by and paid or provided in accordance with the terms and conditions of the applicable plans and programs.
(b)Qualifying Termination (Non-Change in Control). If, during the Term, Executive incurs a Qualifying Termination outside of the CIC Period then, subject to and conditioned upon (x) Executive’s execution and delivery to the Company of a general release of claims in a form prescribed by the Company (the “Release”) within twenty-one (21) days (or, to the extent required by law, forty-five (45) days) following the Termination Date and Executive’s non-revocation of such Release within seven (7) days following Executive’s execution thereof and (y) Executive’s continued compliance with the provisions of the Confidentiality Agreement, the Company shall pay or provide to Executive the following (in addition to the Accrued Obligations):
(i)The Company shall continue to pay to Executive amounts equal to Executive’s then-current Base Salary (the “Cash Salary Severance”) during the period commencing on the Termination Date and ending on the twelve (12)-month anniversary thereof (the “Severance Period”). The Company shall pay the Cash Salary Severance in substantially equal installments in accordance with the Company’s customary payroll practices during the Severance Period; provided, that no such payments shall be made prior to the date on which the Release becomes effective and irrevocable and, if the aggregate period during which Executive is entitled to consider and/or revoke the Release spans two (2) calendar years, no Cash Salary Severance payments shall be made prior to the beginning of the second (2nd) such calendar year (and any payments otherwise payable prior thereto shall instead be paid on the first regularly scheduled Company payroll date occurring in the latter such calendar year or, if later, the first regularly scheduled Company payroll date occurring after the Release becomes effective and irrevocable (in either case, the “First Payroll Date”)).
(ii)The Company shall pay to Executive an amount in cash equal to Executive’s Target Bonus for the Company’s fiscal year in which the Termination Date occurs (the “Cash Bonus Severance”), payable in a single lump sum amount on the First Payroll Date.
(iii)The Company shall pay to Executive any earned, unpaid Annual Bonus for the Company’s fiscal year ending immediately prior to the fiscal year in which the Termination Date occurs (if any, the “Prior-Year Bonus”), payable in a single lump sum amount on the date on which annual bonuses are generally paid to other similarly-situated employees of the Company with respect to the fiscal year to which it relates or, if later, on the First Payroll Date (but in all events in the calendar year in which the Termination Date occurs).
(iv)Subject to Executive’s valid election to continue healthcare coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), during the period commencing on the Termination Date and ending on the earlier of (A) the last day of the Severance Period or (B) the date on which Executive becomes covered by a group health insurance program provided by a subsequent employer (in any case, the “COBRA Period”), the Company shall, at the Company’s election, either pay directly or reimburse Executive for Executive’s and Executive’s eligible dependents’ coverage under its group health plans at the same levels and the same cost to Executive as would have applied if Executive’s employment had not been terminated based on Executive’s elections in effect on the Termination Date, provided, however, that if the Company is unable to continue to cover Executive under its group health plans (including, without limitation, as a result of the expiration of Executive’s COBRA eligibility, because the Company would incur penalties due to the applicable plan being “self-insured” and/or pursuant to Section 2716 of the Public Health Service Act or the Patient Protection and Affordable Care Act), then, in any case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal installments on the Company’s regular payroll dates over the COBRA Period (or the remaining portion thereof).
(v)Each stock option, award of restricted stock units, and other equity award covering shares of Company common stock (“Shares”) that is outstanding as of the Termination Date (collectively, “Equity Awards”) will vest on the Termination Date with respect to that number of Shares subject thereto that, absent Executive’s termination of employment, would otherwise have vested during the Severance Period.
(c)Qualifying Termination (Change in Control). If, during the Term, Executive incurs a Qualifying Termination during the CIC Period, then subject to and conditioned upon (x) Executive’s execution and delivery to the Company of a Release within twenty-one (21) days (or, to the extent required by law, forty-five (45) days) following the Termination Date and Executive’s non-revocation of such Release within seven (7) days following Executive’s execution thereof and (y) Executive’s continued compliance with the provisions of the Confidentiality Agreement, the Company shall pay or provide to Executive the following (in addition to the Accrued Obligations):
(i)The Company shall pay to Executive an amount in cash equal to two (2) times the sum of (A) Executive’s then-current Base Salary and (B) Executive’s Target Bonus for the Company’s fiscal year in which the Termination Date occurs (the “Cash CIC Severance”). The Company shall pay the Cash CIC Severance in a single lump-sum amount on the later of the First Payroll Date or the date on which the Change in Control is consummated; provided, that if Cash Salary Severance payments have commenced under Section 5(b)(i) and/or the Cash Bonus Severance has been paid under Section 5(b)(ii), in either case, prior to the consummation of the Change in Control, then the excess of the Cash CIC Severance over the actual aggregate amount of the Cash Salary Severance and Cash Bonus Severance previously paid to Executive shall be paid to Executive in a lump-sum on the date on which the Change in Control is consummated (and, for clarity, no further Cash Salary Severance or Cash Bonus Severance payments shall be made to Executive under Sections 5(b)(i) or 5(b)(ii)).
(ii)The Company shall pay to Executive the Prior-Year Bonus (if any), payable in a single lump sum amount on the date on which annual bonuses are generally paid to other similarly-situated employees of the Company with respect to the fiscal year to which it relates or, if later, on the First Payroll Date (but in all events in the calendar year in which the Termination Date occurs).
(iii)Subject to Executive’s valid election to continue healthcare coverage under Section 4980B of the Code, during the period commencing on the Termination Date and ending on the earlier of (A) the second (2nd) anniversary of the Termination Date or (B) the date on which Executive becomes covered by a group health insurance program provided by a subsequent employer (in any case, the “CIC COBRA Period”), the Company shall, at the Company’s election, either pay directly or reimburse Executive for Executive’s and Executive’s eligible dependents’ coverage under its group health plans at the same levels and the same cost to Executive as would have applied if Executive’s employment had not been terminated based on Executive’s elections in effect on the Termination Date, provided, however, that if the Company is unable to continue to cover Executive under its group health plans (including without limitation, as a result of the expiration of Executive’s COBRA eligibility, because the Company would incur penalties due to the applicable plan being “self-insured” and/or pursuant to Section 2716 of the Public Health Service Act or the Patient Protection and Affordable Care Act), then, in any case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal installments on the Company’s regular payroll dates over the CIC COBRA Period (or the remaining portion thereof).
(iv)Each Equity Award that is outstanding as of the Termination Date will vest in full on the Termination Date or, if later, the date on which the Change in Control is consummated (and, for clarity, if the Termination Date occurs prior to the date on which a Change in Control is consummated, each such unvested Equity Award will remain outstanding and eligible to vest upon a Change in Control that occurs within three (3) months after the Termination Date and will terminate and be forfeited on the three (3)-month anniversary of the Termination Date if a Change in Control does not occur on or prior to such date).
(d)Other Terminations. If Executive’s employment terminates for any reason not described in Sections 5(b) or (c) above, the Company will pay or provide to Executive only the Accrued Obligations in accordance with Section 5(a).
(e)Termination of Offices and Directorships; Full Settlement. Upon termination of Executive’s employment for any reason, unless otherwise specified in a written agreement between Executive and the Company, Executive shall be deemed to have resigned from all offices, directorships, and other employment positions then held with the Company, including its subsidiaries or its affiliates, and shall take all actions reasonably requested by the Company to effectuate the foregoing. Except as expressly provided in this Agreement, the Company shall have no further obligations, and Executive shall have no further rights or entitlements, in connection with or following Executive’s termination of employment.
(f)Return of Property. Upon termination of Executive’s employment for any reason (or such earlier date as may be required by the Company), Executive shall return to the Company (i) all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones and pagers), access or credit cards, Company identification, and any other Company-owned property in Executive’s possession or control, and (ii) all documents and copies, including hard and electronic copies, of documents in Executive’s possession relating to any confidential information of the Company, including its subsidiaries and its affiliates, including, without limitation, internal and external business forms, manuals, correspondence, notes and computer programs, and Executive shall not make or retain any copy or extract of any of the foregoing. Without limiting the foregoing, upon termination of Executive’s employment for any reason, Executive shall permanently delete and remove from Executive’s electronic devices (including, without limitation, any laptops or wireless handheld devices) all documents and materials belonging to the Company or its subsidiaries or affiliates (including any confidential or proprietary information) stored thereon and the Company may, at its election, review or inspect such devices to ensure compliance with the foregoing and/or to remove or delete such documents and materials.
6.Restrictive Covenants.
(a)Confidentiality Agreement. Executive acknowledges and agrees that, concurrently with the execution of this Agreement, Executive and the Company are entering into an Employee Confidential Information and Invention Assignment Agreement in the form attached hereto as Exhibit A (the “Confidentiality Agreement”), and that Executive shall be bound by, and comply with Executive’s obligations under, the Confidentiality Agreement.
(b)Continuing Operation; Survival. None of the termination of Executive’s employment, the Term or this Agreement will have any effect on the continuing operation of this Section 6 and the Confidentiality Agreement referenced herein, and this Section 6 and the Confidentiality

Agreement shall continue to apply in accordance with their respective terms during and after Executive’s employment with the Company, whether or not any other provisions of this Agreement remain in effect at such time.
7.Arbitration.
(a)Any controversy or dispute between the Company (including its officers, employees, directors, shareholders, agents, successors and assigns) and Executive that establishes a legal or equitable cause of action, whether based on contract, common law, or federal, state or local statute or regulation, arising out of, or relating to Executive’s employment or the termination thereof, shall be submitted to final and binding arbitration as the sole and exclusive remedy for such controversy or dispute. Notwithstanding the foregoing, this Agreement shall not require the parties hereto to arbitrate pursuant to this Agreement any claims: (i) under a Company benefit plan subject to the Employee Retirement Income Security Act, as amended; (ii) any claim as to which applicable law not preempted by the Federal Arbitration Act prohibits resolution by binding arbitration hereof, or (iii) any controversy or dispute brought by the Company under the Confidentiality Agreement. It is the parties’ intent that issues of arbitrability of any dispute shall be decided by the arbitrator. This Section 7 shall be interpreted to conform to any applicable law concerning the terms and enforcement of agreements to arbitrate employment disputes.
(b) The arbitration shall take place before a single neutral arbitrator at the JAMS office in Los Angeles, California. Such arbitrator shall be provided through JAMS by mutual agreement of the parties to the arbitration; provided that, absent such agreement, the arbitrator shall be selected in accordance with the rules of JAMS then in effect. The arbitrator shall permit reasonable discovery. The arbitration shall be conducted in accordance with the JAMS rules applicable to employment disputes in effect at the time of the arbitration (the current version of which is available here: www.jamsadr.com). The award or decision of the arbitrator shall be rendered in writing; shall be final and binding on the parties; and may be enforced by judgment or order of a court of competent jurisdiction.
(c)To the extent required by applicable law, the fees or the arbitrator and all other costs that are unique to arbitration shall be paid by the Company initially, but if Executive initiates a claim subject to arbitration, Executive shall pay any filing fee up to the amount that Executive would be required to pay if Executive initiated such claim in the Superior Court of the State of California. Each party shall be solely responsible for paying such party’s own further costs for the arbitration, including his or its own attorneys’ fees; provided, however, that the non-prevailing party shall reimburse the prevailing party for reasonable attorneys’ fees incurred by the prevailing party in connection with such arbitration.
    (d)    Each of the parties hereto herby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the matters contemplated hereby, provided, however, that the parties hereto agree that such waiver shall not be deemed to constitute a waiver of adjudication by a court having appropriate jurisdiction. Executive and the Company waive any constitutional or other right to bring claims covered by this Agreement other than in their individual capacities. Except as may be prohibited by law, this waiver includes the ability to assert claims as a plaintiff or class member in any purported class or representative proceeding.
8.Successors. This Agreement is personal to Executive and, without the prior written consent of the Company, shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
9.Notices. All notices, demands and other communications provided under this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally, by reputable overnight courier or by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:
If to Executive:
At Executive’s last known address

evidenced on the Company’s
payroll records.

If to the Company:

System1, Inc.
4235 Redwood Avenue
Los Angeles, California 90066
Attn: Beth Sestanovich
Email: beth@system1.com

or to such other address as any party may have furnished to the other in writing in accordance with this Agreement, except that notices of change of address shall be effective only upon receipt.
10.Section 409A.
(a)To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretative guidance issued thereunder (collectively, “Section 409A”). Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, the Company may adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other actions that the Company determines are necessary or appropriate to preserve the intended tax treatment of the compensation and benefits payable hereunder, including without limitation actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (ii) comply with the requirements of Section 409A, provided, however, that this Section 10(a) does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments, policies or procedures or to take any other such actions or to create any liability on the part of the Company for any failure to do so. Executive shall be solely liable for any taxes imposed on Executive under or by operation of Section 409A, and in no event shall the Company, its affiliates or any of their respective officers, directors or advisors be liable for any taxes, penalties or interest imposed under or by operation of Section 409A.
(b)Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments. To the extent that any payments or reimbursements provided to Executive under this Agreement are deemed to constitute compensation to the Executive to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and Executive’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.
(c)Notwithstanding anything to the contrary in this Agreement, no compensation or benefits shall be paid to Executive during the six (6)-month period following Executive’s “separation from service” with the Company (within the meaning of Section 409A) if the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six (6)-month period (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of Executive’s death), the Company shall pay Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Executive during such period (without interest). All payments of nonqualified deferred compensation subject to Section 409A payable upon Executive’s termination of employment under this Agreement may only be paid upon Executive’s “separation from service” with the Company (within the meaning of Section 409A). References in this Agreement to Executive’s “termination of employment” and like terms and phrases shall be interpreted to refer to Executive’s “separation from service” with the Company (within the meaning of Section 409A) to the extent necessary to give effect to the preceding sentence.

11.Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
12.Indemnification; Directors’ and Officers’ Insurance. During the Term, Executive shall be entitled to indemnification by the Company to the fullest extent permitted by applicable law, the Company’s bylaws or other applicable charter documents and Executive’s Indemnification and Advancement Agreement with the Company (the “Indemnification Agreement”). In addition, during the Term, the Company shall provide Executive with coverage under the directors’ and officers’ liability insurance policy maintained by the Company for the benefit of the members of the Board and the Company’s officers, to the same extent as such coverage is provided to similarly-situated executive officers of the Company.
13.Amendment; Waiver; Survival. No provisions of this Agreement may be amended, modified, or waived unless agreed to in writing and signed by Executive and by a duly authorized officer of the Company. No waiver by either party of any breach by the other party of any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The respective rights and obligations of the parties under this Agreement shall survive Executive’s termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.
14.Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to its conflicts of law principles.
15.Validity. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.
16.Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.
17.Section Headings. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and will not affect its interpretation.
18.Entire Agreement. This Agreement, together with the Confidentiality Agreement and the Indemnification Agreement, and other agreements referenced herein (including for clarity, any agreements between the Company and Executive memorializing outstanding incentive equity awards), sets forth the final and entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by the Company and Executive, or any representative of the Company or Executive, with respect to the subject matter hereof [(including, without limitation, that certain [____] between the Company and Executive, dated [____], which is hereby terminated in its entirety effective as of the Effective Date)].
19.Further Assurances. The parties hereby agree, without further consideration, to execute and deliver such other instruments and to take such other action as may reasonably be required to effectuate the terms and provisions of this Agreement.
20.    Representations. Executive hereby represents and warrants to the Company that (a) Executive is entering into this Agreement voluntarily and that the performance of Executive’s obligations hereunder will not violate any agreement between Executive and any other person, firm, organization or other entity, and (b) Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or other party that would be violated by Executive’s entering into this Agreement and/or providing services to the Company pursuant to the terms of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date written above.

SYSTEM1, INC.

By: ______/s/ Michael Blend_____________
Name: Michael Blend
Title: Chief Executive Officer

EXECUTIVE

_____/s/ Tridivesh Kidambi________________
Name: Tridivesh Kidambi
Title: Chief Financial Officer

1

Exhibit A

Confidentiality Agreement

2